UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 28, 2005
PETROHAWK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25717 (Commission File Number)	86-0876964 (I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (832) 204-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement
     See “Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” for a description of the Amended and Restated Senior Revolving Credit Agreement, dated as of July 28, 2005 (the “Senior Credit Agreement”), between Petrohawk Energy Corporation (the “Company”), each of the lenders from time to time party thereto (the “Lenders”), BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A., as syndication agent for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as co-documentation agents for the Lenders, the Amended and Restated Second Lien Term Loan Agreement, dated as of July 28, 2005 (the “Term Loan”), between the Company, each of the Lenders from time to time party thereto and BNP Paribas, as administrative agent for the Lenders, the Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005 (the “Senior Credit Agreement Guarantee”), made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent, the Amended and Restated Second Lien Term Loan Agreement Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005 (the “Term Loan Guarantee”), made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent, and the First Supplemental Indenture, dated as of July 28, 2005 (the “Supplemental Indenture”), among the Company, the successor by way of merger to Mission Resources Corporation (“Mission”), the parties named therein as Existing Subsidiary Guarantors, the parties named therein as Additional Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York. The Supplemental Indenture supplements the Indenture, dated April 8, 2004, among Mission, The Bank of New York, as trustee, and the subsidiary guarantors named therein, which governs the terms of Mission’s 9 7/8% senior notes due 2011 (the “Mission Notes”), which Mission issued in April 2004.
     The Company and its stockholders also approved amendments to its (i) 2004 Employee Incentive Plan to increase the number of shares available for issuance thereunder from 2.75 million shares to 4.25 million shares, and (ii) its 2004 Non-Employee Director Incentive Plan to increase the number of shares available for issuance thereunder from 200,000 shares to 400,000 shares.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     Effective July 28, 2005, Petrohawk Acquisition Corporation, our wholly owned subsidiary, merged with and into Mission, and Mission was subsequently merged with and into the Company (the two mergers, collectively the “Merger”), pursuant to an Agreement and Plan of Merger dated April 3, 2005, as amended through June 8, 2005 (the “Merger Agreement”). A copy of the Merger Agreement, which has been filed as Annex A to the Company’s Registration Statement on Form S-4/A, filed with the Securities and Exchange Commission on June 22, 2005, is incorporated into this Item 2.01 by reference.
     As a result of the Merger, the Company issued approximately 19.565 million shares of common stock and paid an aggregate of approximately $137.7 million to the former stockholders of Mission.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     In connection with the Merger described in Section 2.01 above, the Company entered into the Senior Credit Agreement, which amends and restates our $400 million senior revolving credit agreement dated November 23, 2004. The Senior Credit Agreement provides for an increased borrowing base of $280 million that will be redetermined on a semi-annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. Amounts outstanding under the Senior Credit Agreement will bear interest at specified margins over the London Interbank Offered Rate (“LIBOR”) of 1.25% to 2.00% for Eurodollar loans or at specified margins over the Alternate Base Rate of 0.00% to 0.50% for ABR loans. Such margins will fluctuate based on the utilization of the facility. Borrowings under the Senior Credit Agreement will be secured by first priority liens on substantially all of our assets, including equity interests in our subsidiaries. Amounts drawn down on the facility will mature on July 28, 2009.
     The Senior Credit Agreement contains customary financial and other covenants, including minimum working capital levels, minimum coverage of interest expenses, and a maximum leverage ratio. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties.
     The Term Loan has been amended to increase the amount that the Company is permitted to Borrow thereunder from $50 million to $75 million, with an option by the Company, exercisable for 45 days after the Effective Date of the Term Loan, to borrow up to an additional $75 million. Amounts repaid under the Term Loan may not be reborrowed. Borrowings under the Term Loan bear interest at a rate of at least 3.50% for Adjustable Base Rate loans and 4.50% for Eurodollar Loans. Borrowings under the term loan are secured by second priority liens on all of the assets (including equity interests) that secure the loans under the Senior Credit Agreement. We are subject to certain financial covenants pertaining to a minimum asset coverage ratio and a maximum leverage ratio. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. We are obligated to repay 1% per annum of the original principal balance beginning on July 28, 2006, with the remaining 96% of the original principal balance due and payable on July 28, 2010.
     The foregoing summary of the terms of the Senior Credit Agreement, the Term Loan and the security interests and liens granted in connection therewith is qualified in its entirety by reference to the Senior Credit Agreement, the Term Loan Agreement, the Senior Credit Agreement Guarantee and the Term Loan Guarantee, attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.
     Following the effectiveness of the Merger, the Company assumed, and subsidiaries of the Company guaranteed, all the obligations of Mission under the Mission Notes. The Mission Notes are guaranteed on an unsubordinated, unsecured basis by all of the Company’s current subsidiaries, including the subsidiaries of Mission that the Company acquired pursuant to the Merger. Interest on the Mission Notes is payable semi-annually, on each April 1 and October 1. At any time on or after April 9, 2005 and prior to April 9, 2008, the Company may redeem up to 35% of the aggregate original principal amount of the Mission Notes, using the net proceeds of equity offerings, at a redemption price equal to 109.875% of the principal amount of the Mission Notes, plus accrued and unpaid interest. On or after April 9, 2008, the Company may redeem all or a portion of the Mission Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 9 of the years indicated below:

Year	Percentage
2008	104.93750%
2009	102.46875%
2010	100.00000%

     Under the Indenture, if the Company experiences specific kinds of change of control (which occurs when, among other transactions, the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person), it will be required, within 30 days of such change of control, to offer to repurchase all or part of the Mission Notes at a price equal to 101% of the principal amount together with accrued and unpaid interest. The Company will be required to make such an offer to repurchase the Mission Notes as a result of its merger with Mission.
     The Supplement Indenture contains covenants that are customary for this type of transaction, including limitations on dividends and other restricted payments, asset sales and sale-leaseback transactions, transactions with affiliates, and certain actions by its subsidiaries.
     The description of the provisions of the Indenture and the Supplemental Indenture set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Indenture and the Supplemental Indenture, which are set forth as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 28, 2005, in accordance with the Merger Agreement, the Company increased the size of its board of directors by two members to nine and appointed David A.B. Brown and Herbert C. Williamson, III, who served as members of the Mission board of directors, to fill the vacancies created by such increase. At this time, neither of the new directors has been appointed to a committee of the Company’s board of directors. The Company will file an amendment to this Current Report on Form 8-K to report any such appointment within four business days after the information is determined or becomes available.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
     The required financial statements of Mission will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.
(b)	Pro Forma Financial Information.
     The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.
(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

3.1	Certificate of Amendment of Certificate of Incorporation of Petrohawk Energy Corporation.

4.1	Indenture dated as of April 8, 2004, among Mission Resources Corporation, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Company’s 9 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to Mission Resources Corporation’s Current Report on Form 8-K/A filed on April 15, 2004).

4.2	First Supplemental Indenture dated as of July 28, 2005, among Petrohawk Energy Corporation, the successor by way of merger to Mission Resources Corporation, the parties named therein as Existing Subsidiary Guarantors, the parties named therein as Additional Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York.

10.1	Amended and Restated Senior Revolving Credit Agreement dated July 28, 2005, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas as administrative agent for the Lenders, Bank of America, N.A., as syndication agent for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as co-documentation agents for the Lenders.

10.2	Amended and Restated Second Lien Term Loan Agreement dated July 28, 2005, among Petrohawk Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto.

10.3	Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005, made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.

10.4	Amended and Restated Second Lien Term Loan Agreement Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005, made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION
By	/s/ Shane M. Bayless
Executive Vice President, Chief Financial Officer and Treasurer

Date: August 3, 2005

EXHIBIT INDEX
3.1	Certificate of Amendment of Certificate of Incorporation of Petrohawk Energy Corporation.

4.1	Indenture dated as of April 8, 2004, among Mission Resources Corporation, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Company’s 9 7/8% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to Mission Resources Corporation’s Current Report on Form 8-K/A filed on April 15, 2004).

4.2	First Supplemental Indenture dated as of July 28, 2005, among Petrohawk Energy Corporation, the successor by way of merger to Mission Resources Corporation, the parties named therein as Existing Subsidiary Guarantors, the parties named therein as Additional Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York.

10.1	Amended and Restated Senior Revolving Credit Agreement dated July 28, 2005, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas as administrative agent for the Lenders, Bank of America, N.A., as syndication agent for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as co-documentation agents for the Lenders.

10.2	Amended and Restated Second Lien Term Loan Agreement dated July 28, 2005, among Petrohawk Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto.

10.3	Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005, made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.

10.4	Amended and Restated Second Lien Term Loan Agreement Amended and Restated Guarantee and Collateral Agreement dated July 28, 2005, made by Petrohawk Energy Corporation and each of its subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.